Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 9, 2021, except for Notes 3, 4 and 5 which are dated November 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Flag Ship Acquisition Corporation as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

November 12, 2021